                                                                     Exhibit 4.6

                      SECOND AMENDMENT TO CREDIT AGREEMENT
                      ------------------------------------

                  THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of May 30, 1997, (this "Second Amendment"), is by and among OLYMPIC STEEL, INC., an Ohio corporation ("Borrower"), and NATIONAL CITY BANK ("NCB") and the other Banks signatory hereto or that become parties to the Credit Agreement hereafter identified by amendment or supplement thereto ("Banks") and NATIONAL CITY BANK, as agent for the Banks (in that capacity, "NCB-Agent").

                                    RECITALS
                                    --------

                  A. Borrower, the Banks and NCB-Agent have entered into a Credit Agreement, dated as of October 4, 1996 (the "Agreement"), pursuant to which Borrower may obtain, among other things, (i) loans ratably from the Banks that are on a revolving credit basis and (ii) subject LCs issued by NCB in which the Banks agree to ratably share the obligations in respect thereof, in each case until the expiration date.

                  B. Borrower, the Banks and NCB-Agent have entered into the First Amendment to Credit Agreement, dated as of January 24, 1997 (the "First Agreement"), in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Ten Million Dollars ($10,000,000) and to permit Borrower to make certain joint venture investments and guarantees of indebtedness of the joint venture entities.

                  C. Borrower, the Banks and NCB-Agent desire to again amend the Agreement by this Second Amendment to Credit Agreement (the "Second Amendment") in order to increase the amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs by Eight Million Dollars ($8,000,000), to add a commitment by Banks for new Series A term loans in the amount of Seventeen Million Dollars ($17,000,000), to permit certain borrowing from other lenders, to permit the Borrower to allow certain of its property to become encumbered by liens in favor of other lenders and to extend the expiration date to June 30, 2000.

                                    AGREEMENT
                                    ---------

                  Accordingly, the parties have agreed and do hereby agree as follows:

         1. Clause (a)(i) of section 1B SUMMARY OF THE AGREEMENT shall be deleted in its entirety and the following shall be inserted in place thereof:

                  (i) subject loans ratably from the Banks that are either on a revolving credit basis or a term loan basis and

         2. Subsection 2A.01 SUBJECT REVOLVING LOANS AND LETTERS OF CREDIT AMOUNTS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.01 SUBJECT REVOLVING CREDIT LOANS AND LETTERS OF CREDIT AMOUNTS -- The aggregate amount of the commitments by the Banks for subject revolving credit loans and additional subject LCs shall be Sixty-Eight Million Dollars ($68,000,000). The aggregate amount of the subject commitments for additional subject LCs shall not exceed Five Million Dollars ($5,000,000). The aggregate amount of the subject commitments for the subject revolving credit loans and additional subject

         LCs may be reduced from time to time pursuant to subsection 2A.03 and the subject commitments may be terminated pursuant to Section 5B. The aggregate amount of the subject commitments by the Banks for existing subject LCs as of May 30, 1997 is Nine Million, Eight Hundred Forty Thousand, Eight Hundred Thirty-Six Dollars ($9,840,836) but that amount may be reduced from time to time pursuant to subsection 2A.03 and the subject commitments may be terminated pursuant to Section 5B. The amount of each Bank's subject commitment to make subject revolving credit loans to Borrower and to participate in respect of additional subject LCs and existing subject LCs (subject to such reduction or termination), and the proportion (expressed as a percentage) that it bears to all of the subject commitments, is set forth opposite the Bank's name on SCHEDULE 2A.01 hereto dated May 30, 1997.

         3. The Agreement is amended by adding the following a new subsection 2A.01.1 SERIES A TERM LOANS immediately following subsection 2A.01 thereof:

                  2A.01.1 SERIES A TERM LOANS-- (a) The aggregate amount of the series A subject term loans shall be an amount up to, but not exceeding, Seventeen Million Dollars ($17,000,000). The series A subject term loans shall be made and disbursed not more frequently than once each calendar month and the aggregate amount thereof shall not exceed eighty percent (80%) of costs reasonably incurred and paid by Borrower for construction of a temper mill facility in Bettendorf, Iowa (the "Iowa Mill Project"). With each request for a series A subject term loan advance, Borrower shall submit to NCB-Agent evidence of such costs so incurred and paid and such other information as NCB-Agent may request with respect to the Iowa Mill Project including, without limitation, the estimated cost of completing the same. The subject commitments for any amount of the series A subject term loans not disbursed on or before December 30, 1998 shall automatically and immediately expire on December 31, 1998 without any notice to Borrower.

                  (b) Beginning May 30, 1999, the outstanding principal amount of the series A subject term loans shall be reduced annually prior to the expiration date by an amount equal to ten percent (10%) of the aggregate amount thereof outstanding and disbursed prior to December 31, 1998 (for example, if the aggregate amount of the series A subject term loans disbursed is $17,000,000, then the amount of each principal reduction prior to the expiration date shall be $1,700,000). A principal payment of the series A subject term loans shall be made on each May 30 commencing on May 30, 1999 with a final payment of the entire outstanding amount of the series A subject term loans being due and payable on the expiration date.

                  (c) The amount of each Bank's subject commitment to make series A subject term loans (which is subject to termination pursuant to Section 5B), and the proportion (expressed as a percentage) that it bears to all of the subject commitments relating thereto is set forth opposite the Bank's name below.

==========================================================================================================================
                 Bank                          Series A Subject Term Loan                       Percentage
--------------------------------------------------------------------------------------------------------------------------
National City Bank                                     $6,800,000                                  40%
--------------------------------------------------------------------------------------------------------------------------
Mellon Bank, N.A.                                      $5,100,000                                  30%
--------------------------------------------------------------------------------------------------------------------------
Comerica Bank                                          $5,100,000                                  30%
--------------------------------------------------------------------------------------------------------------------------
Total                                                  $17,000,000                                 100%
==========================================================================================================================

                  (d) Anything contained in this subsection 2A.01.1 to the contrary notwithstanding, no term loan shall be made or disbursed by any of the Banks prior to compliance by Borrower with the conditions set forth in section 2B of this Agreement.

         4. Subsection 2A.02 TERM of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.02 TERM -- The portion of the subject commitment created by the Agreement prior to amendment, the First Amendment and the Second Amendment has or shall become effective as of the date of the initial Agreement, the date of the First Amendment and the date of the Second Amendment, respectively, and the subject commitment in the aggregate shall remain in effect until June 30, 2000 (the "expiration date") EXCEPT that (i) a later expiration date may be established from time to time pursuant to subsection 2A.05, (ii) the subject commitments shall end in any event upon any earlier reduction thereof to zero pursuant to subsection 2A.03 or any earlier termination pursuant to Section 5B,
         (iii) the commitment relating to any existing LC shall remain in effect until the stated expiration date thereof, even if such date is later than the expiration date; and (iv) the commitments for the series A subject term loans not disbursed on or prior to December 30, 1998 will expire automatically and immediately on December 31, 1998. The series A term loans shall be disbursed pursuant to subsection 2A.01.1(a).

         5. Subsection 2A.03 OPTIONAL REDUCTIONS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.03 OPTIONAL REDUCTIONS -- Borrower shall have the right, at all times and without the payment of a premium, to permanently reduce the subject commitments for either the (i) subject revolving credit loans and/or (ii) the subject term loans, in whole or in part, by giving NCB-Agent notice in the form of EXHIBIT 2A.03 attached hereto (to be given not later than 12:00 noon of the Banking day next preceding the effective date of the reduction and either to be given in writing or to be promptly confirmed in writing) of the aggregate amount by which the subject commitments are to be reduced and the effective date thereof.

                           (a) No such reduction shall reduce any Bank's subject
                  commitment to a lesser amount than the difference of:

                                    (1) that Bank's subject commitment as in effect at that time less

                                    (2) the aggregate unpaid principal balance of that Bank's subject loans then outstanding and its ratable share of any outstanding subject LCs.

                           (b) Each such reduction of the subject commitments
                  shall aggregate Five Hundred Thousand Dollars ($500,000) or any multiple thereof.

                           (c) Each reduction shall be allocated ratably among
                  the subject commitments.

                           (d) Concurrently with each reduction Borrower shall
                  make a principal payment on each Bank's subject loans then outstanding in a principal amount equal to the excess, if any, of the then aggregate unpaid principal balance of that Bank's subject loans over that Bank's subject commitment as so reduced. Subsection 2B.11 and Section 6C shall apply to each such prepayment.

         6. Subsection 2A.04 COMMITMENT FEE of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  2A.04 COMMITMENT FEE -- Each Bank shall, so long as its subject commitment remains in effect, earn a commitment fee

                           (a) based on the average daily difference between the
                  amount of that Bank's subject commitment for revolving credit loans, term loans and additional subject LCs from time to time in effect and the then aggregate unpaid principal balance of the subject revolving credit loans and term loans then owing to that Bank and the outstanding amount of additional subject LCs,

                           (b) computed at the rate of one-fourth of one percent
                  (1/4%) per annum and

                           (c) payable in arrears by Borrower to NCB-Agent for
                  the account of the Banks quarterannually as of the last business day of March, June, September and December and at the end of the subject commitment.

         7. The introductory paragraph of section 2B SUBJECT LOANS, subsection 2B.01 SUBJECT NOTES and subsection 2B.02 LOAN MIX of the Agreement shall be deleted in their entirety and the following shall be substituted in place thereof:

                  2B. SUBJECT LOANS -- Each Bank (for itself only and not for the others) agrees, subject to the conditions of this Agreement, that so long as that Bank's subject commitment remains in effect, it will grant Borrower the subject loans up to the amounts specified to be loaned by it in subsections 2A.01 and 2A.01.1 pursuant to this Agreement as Borrower may from time to time request; PROVIDED, however, that each Bank's obligations to make the subject term loans shall arise only when (and not before) Borrower has complied or caused compliance with each of the following conditions:

                           (a) Borrower shall have executed and delivered the
                  environmental indemnity agreement to be executed and delivered pursuant to subsection 2EE.03.

                           (b) Borrower shall have caused to be delivered to
                  NCB-Agent such a policy of title insurance or a commitment therefor or endorsements thereto with respect to the land and buildings of Borrower to be subject to a mortgage securing the subject term loans and in such amount as the Banks may reasonably require.

                           (c) Borrower shall have executed and delivered the
                  security documents to be executed and delivered pursuant to subsection 2EE.02 and such documents, including all of the mortgages required by such subsection, shall have been filed for record.

                           (d) Borrower's counsel shall have rendered to each
                  Bank a written opinion in respect of the matters referred to in subsections 4B.01, 4B.02, 4B.03 and 4B.04 as the same relate to the portions of this Second Amendment and the Agreement as so amended that relate to the subject term loans and the documents to be or previously delivered to NCB-Agent or the Banks pursuant to this Second Amendment, in form and substance satisfactory to each Bank.

                           (e) Borrower shall have obtained a phase I
                  environmental report with respect to the land that is to be part of the Iowa Mill Project from a qualified environmental expert acceptable to the Banks and shall have delivered such report to NCB-Agent.

                  2B.01 SUBJECT NOTES -- Each Bank's subject revolving credit loan and participation in respect of additional subject LCs and existing subject LCs shall be evidenced by subject notes executed and delivered by Borrower, payable to the order of that Bank aggregating in the principal amount equal to the dollar amount of that Bank's aggregate subject commitment therefor set forth in Section 2A.01. Each subject note shall be in the form and substance of EXHIBIT 2B.01 with the blanks appropriately filled. Each of the subject term loans by each Bank shall be evidenced by a separate subject note executed and delivered by Borrower, payable to the order of the Bank in principal amount equal to the dollar amount of the Bank's subject commitment therefor; each such note shall be in form and substance of EXHIBIT 2B.01T with the blanks appropriately filled.

                           (a) Whenever Borrower obtains a series of subject loans pursuant to this Agreement, each Bank shall make an appropriate entry into a loan account maintained in that Bank's books and records. Each entry shall be prima facie evidence of the data so entered; but such entries shall not be a condition to Borrower's obligation to pay.

                           (b) No holder of any subject note shall transfer a subject note, or seek a judgment or file a proof of claim based on a subject note without in each case first endorsing the subject note to reflect the true amount owing thereon.

                  2B.02 LOAN MIX -- The subject loans at any one time outstanding shall consist of prime rate loans or LIBOR loans or any combination thereof as Borrower may from time to time duly elect; PROVIDED, that the subject term loans shall at all times consist of only prime rate loans or only LIBOR loans.

         8. The first sentence of subsection 2B.07(a) is amended by adding the words "and term loans" immediately following the words "revolving credit loans".

         9. The Agreement is amended by adding the following new section 2EE immediately following section 2E thereof:

         2EE. SECURITY FOR SUBJECT TERM LOANS -- The subject term loans shall be secured in accordance with the following:

                  2EE.01 SUBJECT TERM LOANS -- Payment of the subject term loans shall be secured by a first priority lien and security interest in all of Borrower's land, buildings and equipment located in Bettendorf, Iowa.

                  2EE.02 SECURITY DOCUMENTS -- Borrower agrees to execute and deliver to NCB-Agent such mortgages, security agreements, UCC financing statements and other documents to effect the provisions of Section 2EE as NCB-Agent, or a majority of the Banks, may from time to time reasonably request including, without limitation, such as are identified on EXHIBIT 2EE.02. Borrower agrees to pay the reasonable and necessary out of pocket expenses of NCB-Agent incurred with the filing and perfection of the security interests and liens to be granted pursuant to this Section 2EE.

                  2EE.03 ENVIRONMENTAL INDEMNITY -- Borrower agrees to execute and deliver to NCB-Agent an agreement protecting the Banks and NCB-Agent from liability for environmental claims relating to the property subject to mortgages that are to secure the subject term loans. Such agreement shall be in form and substance reasonably satisfactory to the Banks and NCB-Agent.

         10. The Agreement is amended by adding the following section 2FF immediately following section 2F thereof:

         2FF.  GUARANTY OF SUBSIDIARIES OF SUBJECT TERM LOANS.

                  2FF.01 OSLI AND OSMI GUARANTY OF PAYMENT OF SUBJECT TERM LOANS -- Borrower shall cause its wholly-owned subsidiaries, OSLI and OSMI, to unconditionally guarantee payment of the subject term loans pursuant to a guaranty of payment, through a supplement to the subject guaranty in the form attached hereto as EXHIBIT 2FF.01S, executed and delivered to the Banks by OSLI and OSMI and pursuant to such additional supplements to the subject guarantee as NCB-Agent may require with respect to increases in the subject commitments for the subject revolving credit and term loans.

         11. Subsection 3D.02 BORROWINGS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  3D.02 BORROWINGS -- Borrower will not, nor permit OSLI or OSMI to create, assume or have outstanding at any time any indebtedness for borrowed money (or become a guarantor in respect to any indebtedness for borrowed money) the incurrence of which would create a default under this Agreement, including, without limitation, a default under section 3B.01 or 3B.02.

         12. Subprovision (c) of subsection 3D.03 LIENS of the Credit Agreement is amended by deleting the word "or" at the end of item (ix) thereof, substituting ", or" for the period at the end of item (x) thereof and adding the following new item (xi) immediately following item (x) thereof:

                  (xi) any mortgage, security interest or other lien that is confined to real property or equipment that is not already encumbered by a lien in favor of the Banks and the value of which in the aggregate, excluding any such property or equipment that secures any indebtedness in respect of leases. does not at any time exceed twenty-five percent (25%) of the net worth of Borrower less the amount of Borrower's intangible assets, on a consolidated basis.

         13. Subsection 3D.04 FIXED ASSETS of the Agreement shall be deleted in its entirety and the following shall be substituted in place thereof:

                  3D.04 FIXED ASSETS -- Borrower will not, nor permit OSLI or OSMI to, invest (net after trade-ins, if any) in any fiscal year in fixed assets and leasehold improvements during any fiscal year (commencing with the year 1997) more than fifteen million dollars ($15,000,000) but excluding for this purpose any investment (including any investment of the proceeds of the subject term loans) in fixed assets related to the Iowa Mill Project or the purchase of fixed assets from Southeastern Metal Processing, Inc. or Southeastern Transshipping Realty.

         14. Subsection 7B.07 ACTIONS REQUIRING CONSENT OF A MAJORITY OF THE BANKS of the Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  7B.07 ACTIONS REQUIRING CONSENT OF A MAJORITY OF THE BANKS -- The approval of a majority of the Banks is required to amend or waive any of the provisions of Sections 3A, 3B, 3C and 3D of this Agreement, except subsection 3D.03(c)(xi).

         15. Subsection 7B.08 ACTIONS REQUIRING CONSENT OF ALL BANKS of the Credit Agreement shall be deleted in its entirety and the following shall be substituted in lieu thereof:

                  7B.08 ACTIONS REQUIRING CONSENT OF ALL BANKS -- Notwithstanding any other provisions of this Agreement, all of the Banks must approve any waiver or amendment to this Agreement which would (i) extend the expiration date; (ii) extend the date on which any subject indebtedness is due; (iii) reduce any interest rate, commission, commitment fee or other amount payable by Borrower hereunder; (iv) increase any Bank's subject commitment; (v) change the percentage of the Banks whose approval is required to take any action hereunder; (vi) change any of the provisions of subsections 2D.02 and 5A.04; (vii) release any collateral securing the subject loans; (viii) release or modify the subject guaranty; or (ix) change any of the provisions of subsection 3D.03(c)(xi).

         16. Section 9 DEFINITIONS of the Agreement is amended by adding the following new definitions thereto:

                  EQUIPMENT means, collectively, all goods, merchandise, machinery and equipment and other personal property used or purchased for use primarily in Borrower's business (excluding inventory) wherever located;

                  RELATED WRITING means any note, mortgage, guaranty, security agreement, other lien instrument, financial statement, audit report, notice, legal opinion, credit request, officer's certificate or other writing of any kind which is executed by Borrower or OSLI or OSMI, or certified or signed by one or more of its officers, auditors or counsel, and is delivered to the Banks and NCB-Agent or any thereof pursuant to this Agreement or any related writing and includes, without limitation, the subject notes and the other writings referred to in Sections 2A, 2B, 2C, 2D, 2E, 3A and 4A;

                  SERIES A SUBJECT TERM LOANS means the term loans obtained pursuant to subsection 2A.01.1 of this Agreement;

                  SUBJECT GUARANTY means the guaranty of payment executed and delivered by OSLI or OSMI pursuant to subsection 2F.01, as supplemented from time to time.

                  SUBJECT NOTE means a note executed and delivered hereunder by Borrower and being in the form and substance of Exhibit 2B.01 or 2B.OIT with the blanks appropriately filled;

                  SUBJECT TERM LOAN means a subject loan obtained by Borrower that is not a subject revolving credit loan.

         17. Exhibits 2A.03, 2A.05 and 2B.01 to the Agreement shall be deleted in their entirety and replaced by the attached new Exhibits 2A.03, 2A.05 and 2B.01, respectively, and the attached new Exhibits 2B.01T, 2EE.02 and 2FF.01 S are hereby added to the Agreement.

         18. Prior to or at the execution and delivery of this Second Amendment, Borrower shall have complied or caused compliance with each of the following:

                  (a) Borrower shall have executed and delivered to each Bank a subject revolving credit loan note in principal amount equal to the dollar amount of such Bank's aggregate subject commitment therefor in Subsection 2A.01 in the form comparable to EXHIBIT 2B.01 of the Agreement with the blanks appropriated completed.

                  (b) Borrower shall have executed and delivered series A subject term loan notes to each Bank in accordance with subsection 2B.01.

                  (c) OSLI and OSMI shall each have executed and delivered to NCB-Agent a supplement to its subject guaranty in the form attached as EXHIBIT 2FF.01S.

                  (d) Borrower's secretary shall have certified to each Bank resolutions duly adopted by Borrower's board of directors in respect of this Second Amendment and the matters contemplated hereby and authorizing execution, delivery and performance of this Second Amendment and the subject notes and the security and other documents to be delivered by Borrower pursuant to this Second Amendment.

                  (e) The secretary of OSLI and OSMI shall have certified to each Bank resolutions duly adopted by OSLI's and OSMI's boards of directors authorizing the execution, delivery and performance of the supplements to the subject guaranties to be delivered pursuant to this Second Amendment.

         19. Following completion of the Iowa Mill Project, Borrower shall promptly obtain an appraisal of the land, buildings and equipment that are part of the Iowa Mill Project from an appraiser or appraisers acceptable to Bank and shall deliver such appraisal to NCB-Agent.

         20. From and after the effective date of this Second Amendment, references in the Agreement and the subject notes (as each of the foregoing has been amended by the First Amendment and this Second Amendment or pursuant to such amendments) to (i) the Agreement shall be deemed to be references to the Agreement as amended by the First Amendment and this Second Amendment (unless otherwise expressly indicated) and (ii) the subject notes shall be deemed to include the supplemental revolving credit and series A subject term loan notes executed and delivered pursuant hereto.

         21. Borrower restates and reaffirms all of its representations and warranties set forth in Section 4B of the Agreement as of the date hereof.

         22. This Second Amendment and the modifications set forth herein shall be and become effective as of the date hereof.

         23. This Second Amendment may be executed in one or more counterparts, each counterpart to be executed by Borrower, by NCB-Agent and by one or more or all of the Banks. Each such executed counterpart shall be deemed to be an executed original for all purposes but all such counterparts taken together shall constitute one agreement, which agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof.

         24. This Second Amendment may be executed by representatives of the Banks using facsimile signatures and facsimilied signature pages shall in all respects be binding on all parties hereto and thereto as if such signature pages were originally delivered. Original signature pages for all facsimilied signature pages shall be delivered to the parties hereto not later than June 6, 1997.

         IN WITNESS WHEREOF, the parties have executed this Second Amendment as of the date first above written.

NATIONAL CITY BANK, AGENT                       OLYMPIC STEEL, INC.

By: /s/ Donald B. Hayes, Jr.                   By: /s/ Richard T. Marabito
   ----------------------------                    -----------------------------
     Donald B. Hayes, Jr.                             Richard T. Marabito
     Vice President                                   Treasurer

NATIONAL CITY BANK

By: /s/ Donald B. Hayes, Jr.
   ---------------------------
      Donald B. Hayes, Jr.
      Vice President

COMERICA BANK

By: /s/ Brian T. Dragon
   ---------------------------
     Brian T. Dragon
     Account Officer

MELLON BANK, N.A.

By: /s/ Richard K. James
   ---------------------------
     Richard K. James
     Vice President